EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Cindy Knoebel
Vice President, Financial &
Corporate Communications
VF Services, Inc.
(212)841-7141/(336)424-6189
VF COMPLETES ACQUISITION OF SEVEN FOR ALL MANKIND
PREMIUM DENIM-LIFESTYLE BRAND
Greensboro, N.C. — August 31, 2007 — VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced that it has completed its previously announced acquisition of Seven For All Mankind, LLC. The 7 For All Mankind® brand, along with VF’s recently completed acquisition of the lucy® women’s active lifestyle brand, will together form the foundation of a new coalition, VF Contemporary Brands. Mike Egeck, in addition to his current role as CEO of Seven For All Mankind, will serve as President of VF Contemporary Brands, reporting to Eric Wiseman, President and Chief Operating Officer of VF Corporation.
The 7 For All Mankind® brand, the nation’s leading premium denim-lifestyle brand, is sold in luxury retail stores and high-end specialty boutiques and online at www.7forallmankind.com. With current annual revenues of approximately $300 million, the brand has enjoyed rapid growth since it was launched in 2000. The business will remain based in Los Angeles.
“7 For All Mankind® positions VF squarely as the leader in the premium denim-lifestyle business in the U.S. and a stronger player internationally. The strength of the brand offers tremendous potential for continued growth, both in new product categories and through the addition of owned retail stores,” said VF Corporation Chairman and CEO Mackey J. McDonald. “The 7 For All Mankind® and lucy® brands form an excellent nucleus for our new Contemporary Brands coalition, which we view as a new growth platform for VF that we will build with additional brands over time.”
“This is an exciting time for the 7 For All Mankind® brand. With access to VF’s strong infrastructure of resources we will be able to supercharge our growth initiatives. We are confident that Seven For All Mankind will evolve the category and continue to remain the benchmark of excellence in the premium denim industry,” said Egeck.
VF continues to expect that total revenues of its new Contemporary Brands coalition will approximate $125 million in 2007, reflecting a partial year of sales from both Seven For All Mankind and lucy. The effect on earnings per share in 2007 is expected to be neutral.
About Seven For All Mankind, LLC
Seven For All Mankind launched the premium denim craze in the United States in the Fall of 2000. The Los Angeles based brand quickly earned critical acclaim and an immediate following for its innovative use of fits, fabrics, and finishes in denim. The company continues to grow and evolve as a true denim lifestyle brand, expanding its product line to include sportswear, handbag and footwear collections, and kids. The 7 For All Mankind® brand is currently sold at luxury retail stores such as Barneys New York, Neiman Marcus, and Saks Fifth Avenue as well as high end specialty boutiques in over 80 countries throughout the world. For more information about Seven For All Mankind, please visit www.7forallmankind.com

About VF
VF Corporation is a leader in branded lifestyle apparel including jeanswear, outdoor products, image apparel and sportswear. Its principal brands include Wrangler®, Lee®, Riders®, The North Face®, Vans®, Reef®, Napapijri®, Kipling®, Nautica®, 7 For All Mankind®, John Varvatos®, JanSport®, lucy®, Eastpak®, Eagle Creek®, Lee Sport®, Majestic® and Red Kap®.
VF Corporation’s press releases, annual report and other information can be accessed through the Company’s home page, www.vfc.com.
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